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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of July 17, 2001 as amended, is by and between STILLWATER MINING COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and HARRY SMITH ("Employee").

         WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company pursuant to the terms and conditions of this Agreement; and

         WHEREAS, the Company has heretofore determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; and

         WHEREAS, the Company has determined it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control and to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits to be paid to the Employee are at least as favorable as those in effect at the time of the Change of Control and which are competitive with those of other corporations.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE 1
                                   EMPLOYMENT

         The Company hereby employs Employee, and Employee agrees to serve as President and Chief Operating Officer for the Company.

                                   ARTICLE 2
                                      TERM

         The term of this Agreement shall be for a period commencing on July 17, 2001 and ending December 31, 2001, unless sooner terminated as hereinafter provided. The Agreement shall thereafter continue in effect for subsequent one
(1) year terms, commencing January 1, unless altered or terminated as hereinafter provided; provided, however, that following a Change of Control, as defined in Section 5.6, the Employment Term shall continue for no less than twenty-four (24) additional months. The period of Employee's employment hereunder, including any extension or extensions pursuant to the foregoing sentence, from the date of commencement until the date of expiration or termination of this Agreement, is referred to hereinafter as the "Employment Term."


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                                   ARTICLE 3
                              DUTIES AND AUTHORITY

         Employee agrees, unless otherwise specifically authorized by the Company, to devote substantially all of his business time and effort to his duties for the profit, benefit and advantage of the business of the Company, except that Employee may serve on the boards of directors of other business corporations that have no business relationship with the Company and which do not compete with the Company. In performing his duties hereunder, Employee shall have the authority customarily held by others holding positions similar to those assigned to Employee in similar businesses, subject to the general and customary supervision of the Company's Board of Directors and Chief Executive Officer.

                                   ARTICLE 4
                                  COMPENSATION

         4.1 Base Salary. The Company agrees to pay Employee a base salary of Three Hundred Thousand Dollars ($300,000) per year, payable at the usual times for the payment of the Company's executive employees, subject to adjustment as provided herein. Employee's base salary shall be reviewed at least annually and may be increased, but not decreased, consistent with general salary increases for the Company's executive employees or as appropriate in light of the performance of Employee and the Company. Notwithstanding anything herein to the contrary, Employee's base salary may be reduced in the event of an across-the-board salary reduction for all executive officers; provided, however, that the percentage reduction of Employee's base salary shall not exceed the highest percentage reduction in base salary of any other executive officer.

         4.2 Incentive Compensation. Employee shall participate in the Company's incentive compensation plans for executive officers of the Company, as in effect from time to time during the Employment Term. The Company shall adopt an annual incentive program for executive officers of the Company that will provide for a performance based cash bonus of an amount to be determined by the Board of Directors of the Company (the "Annual Bonus"). Until changed by the Board of Directors of the Company, the Annual Bonus shall be set at a target of 40% of the Employee's base salary ("Target"), with a maximum which shall not exceed 80% of the Employee's base salary.

         4.3 Employee Benefits. Employee shall be eligible to participate in such other of the Company's employee benefit plans and to receive such benefits for which his level of employment makes him eligible, in accordance with the Company's policies as in effect from time to time during the Employment Term; provided, however, that Employee shall be entitled to four weeks of vacation during the initial term of this Agreement and during the term of each extension hereof. Employee acknowledges that he has received a copy of the foregoing policies.


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                                   ARTICLE 5
                                   TERMINATION

         5.1 Termination by the Company Without Cause; Termination by Employee for Good Reason.

                  (a) The Company shall have the right to terminate this Agreement without Cause (as defined below) upon ninety (90) days' notice to Employee. If Employee's employment hereunder is terminated by the Company without Cause or by Employee for "Good Reason" (as defined below) (other than a termination involving a Change of Control or by reason of death or disability), the Company shall pay Employee:

                           (i) base salary through the Termination Date;

                           (ii) a pro rata portion of Employee's Target Annual
                  Bonus, less applicable withholdings and deductions, which pro rata portion shall be determined by multiplying the Target Annual Bonus by a fraction, the numerator of which is the number of days elapsed in the calendar year of the date of termination and the denominator of which is 365, payable within 10 days of the Termination Date;

                           (iii) an amount equal to the sum of (A) Employee's
                  annual Base Salary, plus (B) Employee's Target Annual Bonus, each as in effect immediately preceding such termination, divided by 12 ("Monthly Severance Amount"). The Monthly Severance Amount shall be paid to Executive in 12 monthly installments, commencing no later than 30 days after the Termination Date, and continuing until all installments due Employee have been paid.

                            (iv) continuation of Employee's medical, health, and
                  life insurance (as in effect immediately prior to the date of termination) for a period of twelve (12) months, or if not permissible or commercially reasonable to continue the same coverage of Employee under one or more of the insurance policies or plans, continued payment for a period of twelve
                  (12) months of the after-tax cost to the Company of providing such coverage to Executive (as measured immediately prior to the date of termination); provided however, that such benefits or payments shall cease upon the date on which Employee is eligible for similar aggregate coverage from a subsequent employer.

                  (b) For purposes of this Agreement, "Good Reason" shall mean:

                           (i) A material reduction in Employee's
                  responsibilities, authorities, or duties;

                           (ii) Employee's job is eliminated other than by
                  reason of promotion or termination for Cause;

                           (iii) The Company fails to pay Employee any amount
                  otherwise vested and due hereunder or under any plan or policy of the Company, which failure is


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                  not cured within five (5) business days of receipt by the
                  Company of written notice from Employee which describes in reasonable detail the amount which is due;

                           (iv) A material reduction in Employee's base salary
                  except in the event of an across-the-board salary reduction on a percentage basis for all executive officers;

                           (v) A material reduction in Employee's aggregate
                  level of benefits under the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings or similar plans, except in the event of an across-the-board reduction in such benefits on a percentage basis for all executive officers;

                           (vi) A material reduction in Employee's reasonable
                  opportunity to earn incentive compensation under any plan in which Employee is a participant, except in the event of an across-the-board reduction on a percentage basis in such benefits for all executive officers;

                           (vii) The Company and its successor(s) (as described
                  in subparagraph (ix) below) shall discontinue the business of the Company;

                           (viii) The failure of the Company to obtain an
                  agreement to expressly assume this Agreement from any successor to the Company (whether such succession is direct or indirect by purchase, merger, consolidation or otherwise, to substantially all of the business and/or assets of the Company or a controlling portion of the Company's stock); or

                           (ix) Solely after a Change in Control has occurred,
                  upon the relocation of Employee, without Employee's consent, to a location outside of a 35-mile radius of the Employee's then-current location, provided, however, that a relocation to the Company's corporate headquarters in the State of Montana shall not constitute "Good Reason".

                           (x) Solely for the purposes of Section 5.6, any good
                  faith determination of Good Reason made by the Employee shall be conclusive.

         5.2 Termination by the Company for Cause; Voluntary Termination by Employee.

                  (a) Employee's employment hereunder may be terminated by the Company for "Cause." For purposes of Section 5.1, "Cause" shall mean
         (i) misfeasance or nonfeasance of duty by Employee that which was intended to or does injure the reputation of Company or its business or relationships; (ii) conviction of, or plea of guilty or nolo contendere by Employee to, any felony or crime involving moral turpitude; (iii) Employee's willful and continued failure to substantially perform his duties under this Agreement (except by reason of physical or mental incapacity) after written notice from the Board and 15 days to cure such failure; (iv) dishonesty by Employee in performance of his duties under this Agreement; or (v) willful and material breach of the restrictive


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
         covenants contained in this Agreement; provided however, that definitions (iii) through (v) shall not provide Cause for termination if such termination occurs within two (2) years following a Change in Control. A termination of Employee's employment by the Company for any other reason will be a termination without "Cause."

                  (b) Employee shall have the right to voluntarily terminate this Agreement upon thirty (30) days' notice to the Company.

                  (c) If Employee is terminated for Cause, or if Employee voluntarily terminates employment hereunder other than for Good Reason, he shall be entitled to receive his base salary through the date of termination. All other benefits, if any, payable to Employee following such termination of Employee's employment shall be determined in accordance with the plans, policies and practices of the Company.

         5.3 Notice of Termination. Any termination by the Company or by the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 18 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

         5.4 Termination Date. "Termination Date" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

         5.5 Termination by Death or Disability.

                  (a) Death. Upon termination of Employee's employment due to death of Employee, Employee shall be entitled to

                           (i) his base salary at the rate in effect at the time
                  of Employee's death through the 90th day following his death;

                           (ii) a pro rata portion of the Target Annual Bonus
                  for the year in which Employee's employment terminates, less applicable deductions and withholdings, calculated by multiplying the Target Annual Bonus by a fraction, the numerator of which is the number of days elapsed in the year of termination plus 90, and the denominator of which is 365, payable within 10 days of the Termination Date.

                  (b) Disability. Employee's employment hereunder may be terminated by the Company if Employee becomes physically or mentally incapacitated and is therefore unable for a period of one hundred eighty (180) consecutive days to perform his duties


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
         (such incapacity is hereinafter referred to as "Disability"). Upon any such termination for Disability, Employee shall be entitled to receive the following:

                           (i) his base salary at the rate in effect at the time
                  of Employee's disability, through the Termination Date;

                           (ii) a pro rata portion of the Target Annual Bonus
                  for the year in which Employee's employment terminates, less applicable withholdings and deductions, calculated by multiplying the Target Annual Bonus by a fraction, the numerator of which is the number of days elapsed in the year as of the date of termination, and the denominator of which is 365 payable within 10 days of the Termination Date; and

                           (iii) disability benefits in accordance with the
                  Company's long-term disability plan.

         5.6 Termination Following a Change of Control; Benefits.

                  (a) In the event there is a Termination Following a Change of Control, the Agreement shall terminate and Employee shall be entitled to the following severance benefits:

                           (i) 200 percent of Employee's annual base salary at
                  the rate in effect immediately prior to the Change of Control or on the Termination Date, whichever is higher, payable in a lump sum within thirty (30) days after the Termination Date;

                           (ii) 200 percent of the Employee's Target Annual
                  Bonus in effect immediately prior to the Change of Control (or on the Termination Date, whichever is higher).

                           (iii) The Company shall timely pay or provide to
                  Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (other than customary severance pay, office facilities and equity incentive program participation) to the same extent that Employee would be eligible therefor if he were employed on a full-time basis by the Company in the capacity provided for herein for a period of 24 months after the Termination Date, including receiving the full benefit of 24 months of employment at the income levels provided for herein for purposes of any retirement plan utilizing years of service as a criteria in the provision of benefits (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); provided, however, that (i) for the purposes of the Company's equity incentive programs, Employee's employment shall be deemed terminated as of the Termination Date hereunder; and (ii) to the extent Employee, following the Termination Date, becomes employed by another employer and becomes entitled to receive health insurance benefits from such employer, the Company's obligation to provide such health insurance benefits hereunder shall be decreased;


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                           (iv) All accrued compensation (including base salary
                  and Target Annual Bonus, each prorated through the Termination
                  Date) and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Employee in a lump sum in cash within thirty (30) days after the Termination Date.

                           (v) The Employee shall be free to accept other
                  employment following such termination, and, except as provided herein, there shall be no offset of any employment compensation earned by the Employee in such other employment during such period against payments due Employee hereunder, and there shall be no offset in any compensation received from such other employment against the continued salary set forth above.

                  (b) The following terms shall have the meanings set forth below:

                           (i) A "Change in Control" of the Company shall mean
                  and shall be deemed to have occurred if any of the following events shall have occurred:

                                    (A) Any "person" (as such term is used in
                           Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of subsection (C) below; or

                                    (B) A change in the composition of the Board
                           occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds (2/3) of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election or proxy contest, including but not limited to a consent solicitation relating to the election of directors to the Company); or

                                    (C) The consummation of a merger or
                           consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty-five percent (55%) of the combined voting power of the voting securities of the Company or such surviving entity or


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                           any parent thereof outstanding immediately after such
                           merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

                                    (D) The consummation of a
                           stockholder-approved sale, transfer, or other disposition by the Company of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, other than a sale, transfer, or other disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                                    (E) Notwithstanding the foregoing
                           subsections (A) through (D), a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

                           (ii) "Termination Following a Change of Control"
                  shall mean a termination of the Employee without Cause by the Company in connection with or within two years following a Change of Control or a termination by the Employee for Good Reason of the Employee's employment with the Company within two years following a Change of Control.

         5.7 Certain Additional Payments by the Company.

                  (a) Subject to Section 11(b) below, if Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by


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         Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 11, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (A) the Total Payments, and (B) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                           (i) The Total Payments shall be treated as "parachute
                  payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                           (ii) The amount of the Total Payments which shall be
                  treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

                           (iii) The value of any non-cash benefits or any
                  deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such


                                      9
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                  reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in
                  Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the
                  Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the
                  Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.


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

                           (B) MODIFIED CUT-BACK. NOTWITHSTANDING THE FOREGOING
                  SECTION 11(A), IF IT SHALL BE DETERMINED THAT THE AMOUNT OF ANY PAYMENT DUE EXECUTIVE PURSUANT TO SECTION 11(A) ABOVE WOULD RESULT IN LESS THAN $20,000 IN NET AFTER-TAX VALUE TO EXECUTIVE, THEN NO GROSS-UP PAYMENT SHALL BE MADE TO EXECUTIVE AND THE TOTAL PAYMENTS DUE EXECUTIVE PURSUANT TO SECTION 11(A) SHALL BE REDUCED TO AN AMOUNT THAT WOULD NOT RESULT IN THE IMPOSITION OF ANY EXCISE TAX.

                                   ARTICLE 6
                                    INSURANCE

         Employee agrees that the Company may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Employee that the Company may deem necessary or advisable to protect its interests hereunder; and Employee agrees to submit to any medical or other examination necessary for such purposes and to assist and cooperate with the Company in preparing such insurance; and Employee agrees that he shall have no right, title, or interest in or to such insurance.

                                   ARTICLE 7
                             FACILITIES AND EXPENSES

         The Company shall make available to Employee such office space, secretarial services, office equipment and furnishings as are suitable and appropriate to Employee's title and duties. The Company shall promptly reimburse Employee for all reasonable expenses incurred in the performance of his duties hereunder, including without limitation, expenses for entertainment, travel, management seminars and use of the telephone, subject to the Company's reasonable requirements with respect to the reporting and documentation of such expenses.

                                   ARTICLE 8
                                 NONCOMPETITION

         8.1 Necessity of Covenant. The Company and Employee acknowledge that:

                  (a) The Company's business is highly competitive;

                  (b) The Company maintains confidential information and trade secrets as described in Article 9, all of which are zealously protected and kept secret by the Company;

                  (c) In the course of his employment, Employee will acquire certain of the information described in Article 9 and the Company would be adversely affected if such information subsequently, and in the event of the termination of Employee's employment, is used for the purposes of competing with the Company;

                  (d) The Company transacts business throughout the world; and


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                  (e) For these reasons, both the Company and Employee further acknowledge and agree that the restrictions contained herein are reasonable and necessary for the protection of their respective legitimate interests and that any violation of these restrictions would cause substantial injury to the Company.

         8.2 Covenant Not to Compete. Employee agrees that from and after the date hereof during the Employment Term and for a period of one (1) year after the end of the Employment Term, he will not, without the express written permission of the Company, which may be given or withheld in the Company's sole discretion, directly or indirectly own, manage, operate, control, lend money to, endorse the obligations of, or participate or be connected as an officer, director, 5% or more stockholder of a publicly-held company, stockholder of a closely-held company, employee, partner, or otherwise, with any enterprise or individual engaged in a business which is competitive with the Platinum Group Metals business conducted by the Company. It is understood and acknowledged by both parties that, inasmuch as the Company transacts business worldwide, this covenant not to compete shall be enforced throughout the United States and in any other country in which the Company is doing business as of the date of Employee's termination of employment.

         8.3 Disclosure of Outside Activities. Employee, during the term of his employment by the Company, shall at all times keep the Company informed of any outside business activity and employment, and shall not engage in any outside business activity or employment which may be in conflict with the Company's interests.

         8.4 Survival. The terms of this Article 8 shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 9
                   CONFIDENTIAL INFORMATION AND TRADE SECRETS

         9.1 Nondisclosure of Confidential Information. Employee has acquired and will acquire certain "Confidential Information" of the Company. "Confidential Information" shall mean any information that is not generally known, including trade secrets, outside the Company and that is proprietary to the Company, relating to any phase of the Company's existing or reasonably foreseeable business which is disclosed to Employee by the Company including information conceived, discovered or developed by Employee. Confidential Information includes, but shall not be limited to, business plans, financial statements and projections, operating forms (including contracts) and procedures, payroll and personnel records, marketing materials and plans, proposals, software codes and computer programs, project lists, project files, price information and cost information and any other document or information that is designated by the Company as "Confidential." The term "trade secret" shall be defined as follows:

         A trade secret may consist of any formula, pattern, device or compilation of information which is used in one's business, and which provides to the holder an opportunity to obtain an advantage over competitors who do not know or use it.

Accordingly, employee agrees that he shall not, during the Employment Term and for three (3) years thereafter, use for his own benefit such Confidential Information or trade secrets acquired during the term of his employment by the Company. Further, during the Employment Term and for three (3) years thereafter, Employee shall not, without the written consent of the Board of Directors of the Company or a person duly authorized thereby, which consent may be given or withheld in the Company's sole discretion, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties, any Confidential Information or trade secrets obtained by him while in the employ of the Company.

         9.2 Return of Confidential Information. Upon termination of employment, Employee agrees to deliver to the Company all materials that include Confidential Information or trade secrets, and all other materials of a confidential nature which belong to or relate to the business of the Company.

         9.3 Exceptions. The restrictions and obligations in Section 9.1 shall not apply with respect to any Confidential Information which: (i) is or becomes generally available to the public through any means other than a breach by Employee of his obligations under this Agreement; (ii) is disclosed to Employee without obligation of confidentiality by a third party who has the right to make such disclosure; (iii) is developed independently by Employee without use of or benefit from the Confidential Information; (iv) was in possession of Employee without obligations of confidentiality prior to receipt under this Agreement; or
(v) is required to be disclosed to enforce rights under this Agreement.

         9.4 Survival. The terms of this Article 9 shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 10
                              JUDICIAL CONSTRUCTION

         Employee believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 8 and 9 of this Agreement, are fair and reasonable. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or blue-lined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.

                                   ARTICLE 11
                           RIGHT TO INJUNCTIVE RELIEF

         Employee acknowledges that a breach by Employee of any of the terms of Articles 8 or 9 of this Agreement will render irreparable harm to the Company, and that in the event of such breach the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

                                   ARTICLE 12
                         CESSATION OF CORPORATE BUSINESS

         This Agreement shall cease and terminate if the Company shall discontinue its business, and all rights and liabilities hereunder shall cease, except as provided in Section 5.6 and Article 13.

                                   ARTICLE 13
                                   ASSIGNMENT

         13.1 Permitted Assignment. Subject to the provisions of Section 5.6, the Company shall have the right to assign this contract to its successors or assigns, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

         13.2 Successors and Assigns. The terms "successors" and "assigns" shall mean any person or entity which buys all or substantially all of the Company's assets, or a controlling portion of its stock, or with which it merges or consolidates.

                                   ARTICLE 14
                    FAILURE TO DEMAND, PERFORMANCE AND WAIVER

         The failure by either party to demand strict performance and compliance with any part of this Agreement during the Employment Term shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

                                   ARTICLE 15
                                ENTIRE AGREEMENT

         The Company and Employee acknowledge that this Agreement contains the full and complete agreement between and among the parties, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement supersedes any prior agreements or understandings, if any, between the Company and Employee, whether written or oral. The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by the parties.

                                   ARTICLE 16
                                  GOVERNING LAW

         The parties hereby agree that this Agreement shall be construed in accordance with the laws of the State of Montana, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Montana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Montana.

                                   ARTICLE 17
                                 ATTORNEYS' FEES

         If either party shall commence any action or proceeding against the other that arises out of the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including reasonable attorneys' fees.

                                   ARTICLE 18
                                     NOTICE

         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Employee:

                           Harry Smith
                           2006 Eastridge Drive
                           Billings, Montana  59102

                  If to the Company:

                           Vice President, Human Resources
                           Stillwater Mining Company
                           PO Box 1330
                           Columbus, Montana  59019

                                   ARTICLE 19
                                  COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the Company has hereunto signed its name and Employee hereunder has signed his name, all as of July 23, 2001.

                                       STILLWATER MINING COMPANY



                                       By: /s/ FRANCIS MCALLISTER
                                           --------------------------------
                                           Name:  Francis McAllister
                                           Title:  Chief Executive Officer



                                       EMPLOYEE


                                       /s/ HARRY SMITH
                                       ------------------------------------
                                       Harry Smith


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